Exhibit 99.1

Aytu BioScience Provides Update on its Licensed COVID-19 IgG/IgM Rapid Test Supply and Ongoing U.S. Distribution

Company Places Third Purchase Order for One Million Tests

ENGLEWOOD, CO / ACCESSWIRE / April 15, 2020 / Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty pharmaceutical company focused on commercializing novel products that address significant patient needs today provided an update on the supply and distribution of the company’s licensed COVID-19 IgG/IgM Rapid Test. The company has sold or allocated the initial 100,000 tests to U.S. customers and is awaiting delivery of the next 500,000 tests.

Additionally, the company has increased the size of its third purchase order to one million tests. The company has been informed the order has been accepted by the manufacturer.

Josh Disbrow, Chief Executive Officer of Aytu BioScience, commented, “The company has been working on multiple fronts to distribute the initial shipment of COVID-19 IgG/IgM Rapid Tests while coordinating the incoming supply of our next shipment of 500,000 tests. We are pleased that the manufacturer has completed this second order, which is now awaiting customs clearance. Further, we have been informed the manufacturer has accepted another purchase order, which was increased to one million tests. We are proud to be helping the medical community in delivering our initial shipment of tests to those professionals in need. We look forward to having additional supply to further fulfill the significant demand we have for COVID-19 tests. With the 500,000 tests now awaiting clearance, we’ll be in a position to fulfill the pending orders very soon.”

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on commercializing novel products that address significant patient needs. The Company currently markets a portfolio of prescription products addressing large primary care and pediatric markets. The primary care portfolio includes (i) Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"), (ii) ZolpiMist™, the only FDA-approved oral spray prescription sleep aid, and (iii) Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup. The pediatric portfolio includes (i) AcipHex® Sprinkle™, a granule formulation of rabeprazole sodium, a commonly prescribed proton pump inhibitor; (ii) Cefaclor, a second-generation cephalosporin antibiotic suspension; (iii) Karbinal® ER, an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions; and (iv) Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various for infants and children with fluoride deficiency. Aytu recently acquired exclusive U.S. distribution rights to the COVID-19 IgG/IgM Rapid Test. This coronavirus test is a solid phase immunochromatographic assay used in the rapid, qualitative and differential detection of IgG and IgM antibodies to the 2019 Novel Coronavirus in human whole blood, serum or plasma.

Aytu recently acquired Innovus Pharmaceuticals, a specialty pharmaceutical company commercializing, licensing and developing safe and effective consumer healthcare products designed to improve men's and women's health and vitality. Innovus commercializes over thirty-five consumer health products competing in large healthcare categories including diabetes, men's health, sexual wellness and respiratory health. The Innovus product portfolio is commercialized through direct-to-consumer marketing channels utilizing the Company's proprietary Beyond Human® marketing and sales platform.

Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets. For more information visit aytubio.com and visit innovuspharma.com to learn about the Company's consumer healthcare products.

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